Exhibit 5.1

April 27, 2026

Avista Corporation

1411 East Mission Avenue

Spokane, Washington 99202

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

I am a Senior Vice President, the General Counsel, the Corporate Secretary and the Chief Ethics/Compliance Officer of Avista Corporation, a Washington corporation (the “Company”), and, together with Bracewell LLP, am acting as counsel to the Company in connection with the Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 1,580,000 shares (the “Shares”) of common stock, without par value (“Common Stock”), to be delivered under the Company’s Long-Term Incentive Plan (the “Plan”).

I have reviewed and am familiar with the authorization of the delivery of the Shares and of the Plan by the Board of Directors and the shareholders of the Company, the authorization of the issuance of the Shares by the Washington Utilities and Transportation Commission, the Idaho Public Utilities Commission and the Public Utility Commission of Oregon (collectively, the “State Utility Commissions”), the exemptive order of the Montana Public Service Commission (the “MPSC”) and such other corporate and regulatory proceedings and other matters as I have deemed necessary for the opinion expressed in this letter. In such review, I have assumed that the signatures on all documents examined by me are genuine, which assumption I have not independently verified.

On the basis of the assumptions and subject to the qualifications and limitations set forth herein, I am of the opinion that, when any Shares that constitute authorized but previously unissued shares of Common Stock have been issued and delivered by the Company under the Plan and in accordance with the authorization of the Board of Directors of the Company and the orders of the State Utility Commissions, as in effect at the date of this letter, such Shares will be legally issued, fully paid and nonassessable. I express no opinion as to any Shares that are not originally issued for delivery under the Plan.

April 27, 2026

In connection with the opinion expressed above, I have assumed that at or prior to the time of the issuance and delivery of any Shares, (a) the Registration Statement and any amendments thereto will be effective under the Act and that documents containing the information specified in Part I of Form S-8 will have been delivered to offerees pursuant to Rule 428 under the Act, (b) the authorization of such Shares by the Board of Directors and shareholders of the Company and by the State Utility Commissions, and the exemptive order of the MPSC, will not have been modified or rescinded and that the Company will continue to satisfy the conditions thereof, (c) there will not have occurred any change in law affecting the validity of such Shares, (d) the issuance and delivery of such Shares will not violate any applicable federal or state law or result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company and (e) to the extent any Shares are required to be certificated, certificates representing such Shares will be duly executed by the Company and countersigned by the Company’s transfer agent.

I am a member of the Bar of each of the States of Washington and Idaho, and my opinion set forth in this letter is limited to the law of such States and, subject to the assumptions, qualifications and limitations expressed below, the law of the States of Montana and Oregon, in each case as in effect on the date hereof, and I express no opinion as to the law of any other jurisdiction. To the extent that such opinion relates to or is dependent upon matters governed by the law of the State of Montana or Oregon, I have examined the applicable law of such State and have consulted other counsel to the Company admitted to practice in such State whom I consider competent. Bracewell LLP may rely on my opinion set forth in this letter to the extent that such opinion relates to the Washington Business Corporation Act.

I hereby consent to the filing of this opinion letter as Exhibit 5(a) to the Registration Statement and to the use of my name under Item 5 in the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/

Gregrory C. Hesler, Esq.